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                                                            EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 33-68310 of MFS Series Trust XI, of our report dated November 23, 2004 appearing in the annual report to shareholders for the year ended September 30, 2004 for MFS Union Standard Equity Fund, a series of MFS Series Trust XI, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP

Boston, Massachusetts
January 24, 2005